SCHEDULE 14C
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SCHEDULE 14C INFORMATION
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OLD WESTBURY FUNDS, INC.

(Name of Registrant As Specified In Its Charter)

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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED OCTOBER 27, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Global Opportunities Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and has allocated certain assets of the Fund among four sub-advisers, T. Rowe Price International, Inc., Franklin Advisers, Inc., Shenkman Capital Management, Inc. and BlackRock Financial Management, Inc. (“BlackRock”). This Information Statement is being provided to the shareholders of the Fund to provide shareholders information about a new investment sub-advisory agreement with BlackRock, a new sub-adviser for the Fund.

Under the SEC order, the Adviser may, subject to the Board’s approval, enter into or materially amend sub-advisory agreements without approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about October 30, 2009, to shareholders of record of the Fund as of September 30, 2009 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders. If you wish to receive individual copies of this Information Statement, please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 424,469,967 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund as of the Record Date.

Board Approval and Evaluation of the New Sub-Advisory Agreement

At a regular meeting of the Board of Directors of the Corporation held on September 16, 2009, the Board of Directors, including the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended), unanimously approved a new sub-advisory agreement with BlackRock for the Fund. The fees payable to BlackRock under the sub-advisory agreement do not result in an increase in the Fund’s advisory fee levels previously approved by the Fund’s shareholders, as set forth herein.

In approving the sub-advisory agreement, the Board of Directors considered the overall fairness of the sub-advisory agreement and whether the agreement was in the best interest of the Fund. The Board of Directors further considered factors it deemed relevant with respect to the Fund, including, as applicable: (1) the nature, quality and extent of the services provided or to be provided by the sub-adviser to the Fund; (2) the investment performance of the Fund and the sub-adviser; (3) the costs of the services to be provided and profits to be realized by the sub-adviser and its affiliates from the sub-adviser’s relationship with the Fund; (4) the extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale for the benefit of Fund investors; and (5) comparative services rendered and comparative advisory and sub-advisory fee rates. In considering the sub-advisory agreement, the Board did not identify any single factor or information as all-important or controlling. In addition to the foregoing factors, the Board of Directors also discussed whether there were other benefits received by the Adviser, the sub-adviser, or their affiliates, from the sub-adviser’s relationship with the Fund. The Board of Directors concluded that any fall-out benefits resulting from the engagement of the sub-adviser were such that it did not impact the Board’s conclusion that the proposed sub-advisory fees were reasonable.

The Directors noted that BlackRock’s fees would be paid entirely by the Adviser so that no additional expenses would be borne by shareholders for the engagement of BlackRock. The Directors considered the scope and quality of services to be provided by the sub-adviser, including the fact that the sub-adviser pays the costs of all necessary investment and management facilities necessary for the efficient conduct of its services. The Directors also considered the qualifications and experience of the portfolio manager that would be responsible for managing the sub-adviser’s portion of the Fund. The Directors further considered comparative fees and performance data of other comparable portfolios managed by the sub-adviser. Based on these considerations, the Board was satisfied, with respect to the sub-adviser and the Fund that (1) the Fund was reasonably likely to benefit from the nature, quality and extent of the sub-adviser’s services and (2) the sub-adviser’s compensation is fair and reasonable. The Board was also assisted by the advice of independent counsel in making this determination. Based on the foregoing, the Board, including the Independent Directors, unanimously approved the sub-advisory agreement with BlackRock. As a result of the Board’s determination, BlackRock became a sub-adviser to the Fund effective as of September 25, 2009.

Information Regarding the Investment Sub-Advisory Agreement

Under the terms of the sub-advisory agreement with BlackRock, BlackRock will, subject to the supervision of the Adviser and the Board of Directors and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The sub-advisory agreement generally provides that BlackRock will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in the good faith exercise of its investment discretion in connection with selecting investments for the portion of Fund managed by BlackRock, except for losses resulting (i) from a breach of fiduciary duty, willful misfeasance, bad faith or gross negligence or reckless disregard of obligations and duties of the Sub-Adviser or any of its officers, directors, members, employees, agents or affiliates, or (ii) from any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by such persons.

The sub-advisory agreement further provides that it will remain in effect for its initial two-year term and thereafter so long as the Board of Directors or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The sub-advisory agreement also can be terminated at any time, without the payment of any penalty, by the Board of Directors, the Adviser, BlackRock, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the nonterminating party or parties. In addition, the sub-advisory agreement terminates automatically in the event of its assignment or the termination of the Investment Advisory Agreement between the Adviser and the Corporation.

BlackRock’s fees are based on the assets that BlackRock is responsible for managing. Under the sub-advisory agreement, BlackRock’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund. The fees BlackRock receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to BlackRock and the Fund’s other sub-advisers are paid by the Adviser from the fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Second $1.25
	First $1.25	billion to $2.5	Average net
	billion of	billion of	assets exceeding
	average net	average net	$2.5 billion
	assets	assets

Global Opportunities Fund	1.10%	1.05%	1.00%

The Adviser has contractually committed through October 31, 2010 to waive its advisory fees to the extent necessary to maintain the net operating expense ratios, excluding acquired fund fees and expenses, of the Fund at 1.20%.

For the fiscal year ended October 31, 2008, the Adviser received $13,497,614 in net advisory fees from the Fund, representing 1.06% of the Fund’s average daily net assets. If BlackRock had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2008, the aggregate sub-advisory fees paid by the Adviser would have been $3,242,916 or 0.26% of the Fund’s average daily net assets. As of such period, the Fund had three other sub-advisers.

Information Regarding BlackRock

As one of the sub-advisers to the Fund, while seeking to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund, BlackRock generally will invest in mortgage-backed securities. BlackRock manages institutional fixed income and quantitative equity accounts and private investment funds and acts as sub-adviser for U.S. registered investment companies. BlackRock’s investment approach represents a collaboration between the portfolio teams, who are responsible for setting the top-down asset allocation framework for portfolio construction and the investment teams, who are responsible for bottom-up idea generation, including research, analysis, and security selection. The investment process is centered around two weekly formal investment strategy meetings chaired by the co-heads of BlackRock’s Fixed Income Portfolio Management Group (“PGM”). Next, the PGM personnel along with representatives from BlackRock’s Risk & Quantitative Analysis Group, hold the portfolio strategy meeting to discuss asset allocation, portfolio risk, and investment themes. This meeting is designed to share ideas across portfolio teams as each determines the appropriate interest rate risk, convexity, term structure, credit quality, liquidity bias and sector allocations for individual strategies. The investment teams then implement the portfolio team’s relative value outlook with respect to security selection, timing and execution, and in accordance with portfolio investment objectives and guidelines. BlackRock’s fixed income platform is further enhanced by the technology provided through BlackRock Solutions as well as the support provided by the Risk & Quantitative Analysis Group.

BlackRock, located at 40 East 52nd Street, New York, New York 10022, is an indirect wholly-owned subsidiary of BlackRock, Inc. Laurence Fink is the Chairman and Chief Executive Officer of BlackRock. Other directors and principal executive officers of BlackRock include, Robert Kapito – President, Scott Amero – Vice Chairman, Paul Audet – Vice Chairman, Robert Connolly – General Counsel, Secretary and Managing Director, Robert Doll – Vice Chairman, Amy Engel – Treasurer and Managing Director, Robert Fairbairn – Vice Chairman, Bennett Golub – Vice Chairman and Chief Risk Officer, Charles Hallac – Vice Chairman and Chief Operating Officer, Richard Kushel – Vice Chairman, Barbara Novick – Vice Chairman, Ann Marie Petach – Chief Financial

Officer and Managing Director, Susan Wagner – Vice Chairman and Chief Operating Officer. The address of BlackRock’s directors and principal executive officers is 40 East 52nd Street, New York, New York 10022. As of September 30, 2009, BlackRock’s and its affiliates’ assets under management totaled approximately $1.4 trillion. The following individual is responsible for managing BlackRock’s portion of the Fund:

Mr. Akiva Dickstein, Managing Director, joined BlackRock’s Fixed Income Portfolio Management Group in 2009 as the lead portfolio manager for mortgages. From 2001 to 2009, he served as a Managing Director and head of U.S. Rates & Structured Credit Research Group at Merrill Lynch. Mr. Dickstein earned a BA in Economics, summa cum laude, from Yale University, and an MA in Physics from Princeton University.

Other Investment Companies Advised or Sub-Advised by BlackRock. BlackRock currently acts as adviser or sub-adviser to the following registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with BlackRock’s primary focus in managing the portion of the Fund for which it is responsible. The table below also states the approximate size of each such fund as of September 30, 2009, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets	Advisory or	Applicable Fee
		Sub-	Waiver or
		Advisory Fee Rate	Expense
			Reimbursement

Managed Account Series:	$119,686,660.02	0.46%	(1)
U.S. Mortgage Portfolio
BlackRock Fixed Income	$372,147,785.61	1.25%	None
Value Opportunities, Inc.
BlackRock Bond	$354,274,350.58	0.0% (2)	None
Allocation Target Shares:
Series M Portfolio

(1) BlackRock has contractually agreed to waive the fund’s management fee, however, the fund is an investment option for certain “wrap-fee” or other separately managed account program clients for which the investment adviser or certain of its affiliates receives compensation pursuant to an investment management agreement. Wrap-fee program participants pay a “wrap-fee” to the sponsor of the program which typically covers investment advice and transaction costs on trades executed with the sponsor or a designated broker-dealer.

(2) The fund is an investment option for certain “wrap-fee” or other separately managed account program clients for which the investment adviser or certain of its affiliates receives compensation pursuant to an investment management agreement. Wrap-fee program participants pay a “wrap-fee” to the sponsor of the program which typically covers investment advice and transaction costs on trades executed with the sponsor or a designated broker-dealer.

Brokerage Commissions

For the fiscal year ended October 31, 2008, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. PFPC Distributors, Inc. (“PFPC Distributors”), the Corporation’s distributor, and PNC Global Investment Servicing (U.S.) Inc. (“PNC”), the Corporation’s administrator, are also located at 760 Moore Road, King of Prussia, PA 19408. BlackRock, PFPC Distributors and PNC are all affiliated with The PNC Financial Services Group, Inc.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

     As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co.	99.26%
c/o Bessemer Trust Company
100 Woodbridge Center Drive
Woodbridge, NJ 07095-1162

A-1